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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' and to the use of our reports with respect to the consolidated financial statements of WHG Resorts & Casinos Inc., formerly known as Williams Hotel Corporation, and the financial statements of Posadas de San Juan Associates, WKA El Con Associates and El Conquistador Partnership L.P., in the Registration Statement (Form S-1) and related Prospectus of WHG Resorts & Casinos Inc. for the registration of 1,729,425 shares of its common stock.

     Our audits of WHG Resorts & Casinos Inc., Posadas de San Juan Associates and El Conquistador Partnership L.P. also included the financial statement schedules included in the Registration Statement (Form S-1). These schedules are the responsibility of the respective Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, with respect to which the dates are February 21, 1997, August 2, 1996 and May 3, 1996, respectively, the financial statement schedules referred to above, when considered in relation to the related basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Chicago, Illinois                                       ERNST & YOUNG LLP
June 17, 1997



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